Exhibit 99.2

Albemarle Corporation Announces Redemption of All Outstanding 4.150% Senior Notes Due 2024

CHARLOTTE, N.C., May 13, 2022 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, today announced that it intends to redeem all its outstanding 4.150% Senior Notes due 2024 (CUSIP No. 012725 AC1, ISIN No. US012725AC13) (the "Notes") on June 12, 2022 (the "Redemption Date").
The Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the Redemption Date) from the Redemption Date through the Par Call Date, as defined in the Notes (assuming the Notes matured on the Par Call Date), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 30 basis points, plus in each case, accrued and unpaid interest on the redeemed Notes to, but not including, the Redemption Date.
The Notes will be repaid with a portion of the net proceeds from Albemarle's offering of $1.7 billion aggregate principal amount of senior notes completed on May 13, 2022.
Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address of the Trustee and Paying Agent indicated below. Notes in book-entry form must be surrendered through the facilities of The Depository Trust Company in the usual manner, and payment of the Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. Notes called for redemption must be so surrendered to collect the Redemption Price.
Albemarle has instructed U.S. Bank Trust Company, National Association, as the Trustee and Paying Agent for the Notes (the “Trustee”), to distribute a Notice of Redemption to all registered holders of the Notes on or about May 13, 2022. Copies of such Notice of Redemption and additional information relating to the procedure for redemption of the Notes may be obtained from the Trustee by calling its Bondholder Communications team at 1-800-934-6802 Monday through Friday from 8 a.m. Central Time to 6 p.m. Central Time or by visiting the Trustee and Paying Agent's website at www.usbank.com/corporatetrust and clicking on the "Bondholder Information" link for redemption instructions.
This announcement is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell, nor shall there be any sale of any of the Notes in any jurisdiction in which the circumstances of such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.
About Albemarle Corporation
Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and catalysts. We think beyond business as usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.
Forward-Looking Statements
Some of the information presented in this press release, including, without limitation, the Company's ability to complete the redemption and reduce its outstanding indebtedness, and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause Albemarle's actual results to differ materially from the view expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of its major customers and industries and markets served by it; the timing of orders received from customers; the gain or loss of significant customers; market correction in lithium market pricing; changes with respect to contract renegotiations; potential production volume shortfalls; competition from other manufacturers; changes in the demand for its products or the end-user markets in which its products are sold; limitations or prohibitions on the manufacture and sale of its products; availability of raw materials; increases in the cost of raw materials and energy, and its ability to pass through such increases to its customers; technological change and development, changes in its markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting its operations or its products; the occurrence of regulatory actions, proceedings, claims or litigation (including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws); the occurrence of cyber-security breaches, terrorist attacks, industrial accidents or natural disasters, the effect of climate change, including any regulatory changes to which it might be subject; hazards associated with chemicals manufacturing; the inability to maintain current levels of insurance, including product or premises liability insurance, or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from its global manufacturing cost reduction initiatives as well as its ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of its earnings and changes in tax laws and rates or interpretation; changes in monetary policies, inflation or interest rates that may impact its ability to raise capital or increase its cost of funds, impact the performance of its pension fund investments and increase its pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions it may make in the future; future acquisition and divestiture transactions, including the ability to successfully execute, operate and integrate acquisitions and divestitures and incurring additional indebtedness; continuing uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; performance of Albemarle's partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under "Risk Factors" in Albemarle's most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Media Contact: Kelli Hopp-Michlosky, +1 (980) 999-5143, Kelli.Hopp-Michlosky@albemarle.com
Investor Relations Contact: Meredith Bandy, +1 (980) 999-5168, Meredith.Bandy@albemarle.com